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                                                                    EXHIBIT 2.10


                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 6th day of November 1998, by and between Quick Response, Inc., a Delaware corporation ("Buyer"), and Quick Response LLC (the "Seller") and Christopher R.. Zentgraf, John J. Zentgraf, Robert J. Lieblein, Jordan J. Kreiner, April S. Reeser, Elmer A. Barry and Dorsey M. Lombardo (the "Members", and each individually, a "Member").

                              W I T N E S S E T H :
                              --------------------

                  WHEREAS, the Seller is principally engaged in the business of supplying third party verification services (the "Business") and is the end user subscriber for certain toll free telephone numbers listed on Schedule 2.1(q) hereto (the "Toll Free Telephone Numbers");

                  WHEREAS, the Members are presently the owners of all of the issued and outstanding membership interests of the Seller; and

                  WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller substantially all of its assets and operations subject to certain liabilities, all in the manner and subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                  1.       TERMS OF ACQUISITION.

                  1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.6 below), the Seller shall, and the Members shall cause the Seller to, sell, transfer, convey, assign and deliver ("Transfer") to Buyer, and Buyer shall purchase, acquire and accept from the Seller, the Business and all of the Seller's rights, properties, assets, contracts, leases and businesses of every kind, character and description, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, less and except the Excluded Assets (as defined in Section 1.2 below) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "Transferred Assets"), free and clear of all liens, claims and encumbrances, including, without limitation:

                           (a)      all machinery, equipment, furniture, office
equipment, telephone equipment, computers and computer equipment, software, spare parts, supplies, tools and vehicles;

                           (b)      all of the Seller's right, title and
interest in and to any income and payments due the Seller, including, without limitation, all accounts and accounts receivable whether or not reflected on the Seller's books and records;

-----------------
In this Exhibit, "[***]" represents material omitted from this Exhibit and filed separately with the Securities and Exchange Commission and for which Confidential Treatment has been requested.

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                           (c)      all letters of credit (if any), leases of
real and personal property, rental agreements, commitments, insurance policies (if any and to the extent transferable), purchase orders, sales orders, service agreements, maintenance agreements, distribution agreements, supply agreements and all other contracts, agreements and understandings, whether written or oral, and all rights, claims and causes of action thereunder, whether pending or inchoate;

                           (d)      all prepaid assets and all deposits,
refunds, rebates and other rights to payment relating to the Transferred Assets or Assumed Liabilities, (as defined in Section 1.3 below);

                           (e)      all intangible assets (including, without
limitation, all issued and applied for patents, trademarks, copyrights, trade names, trade secrets, service marks, customer lists, relationships and arrangements with customers, covenants not to compete, authors, designers and suppliers, inventions, formulae, processes and permits, computer software and source code, and all licenses, agreements and applications with respect to any of the foregoing, any goodwill associated with any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement) arising from or utilized in the operations of the Business, including the name "Quick Response", except that Seller makes no representation or warranty concerning its rights in the name "Quick Response", which has not been registered;

                           (f)      to the extent transferable, all licenses,
authorizations and permits issued by any governmental agency relating to the Business or the Transferred Assets, and all applications therefor pending; and

                           (g)      all books, records and files relating to the
Business and the Transferred Assets and the operations thereof for all periods ending on or before the Closing Date, but excluding such items which relate to the Excluded Assets or the liabilities of the Seller not assumed by Buyer.

                  1.2 EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, the Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to Buyer any of, the following assets, rights and properties (the "Excluded Assets"):

                           (a)      all cash and cash equivalents;

                           (b)      all liquidated damages and all other
litigation judgments, awards or settlement payments in lieu thereof or otherwise in any manner connected with or arising from a dispute between the Seller and AlphaNet Solutions, Inc.;

                           (c)      any proceeds and any other consideration
paid or payable in accordance with this Agreement and all rights of the Seller under this Agreement or any agreement or instrument executed pursuant hereto or thereto, including, without limitation, the

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Seller's rights to enforce Buyer's representations, warranties and covenants hereunder and the obligations of Buyer to pay, perform or discharge the Assumed Liabilities;

                           (d)      all minute books, records relating to equity
of the Seller and similar records of the Seller; and

                           (e)      all goodwill and organizational costs and
related accumulated amortization shown on the Financial Statements.

                           (f)      the items set forth on Schedule 1.2(e), if
any.

                  1.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of the Seller and no others:

                           (a)      liabilities  and  obligations of the Seller
in respect of the accounts payable of the Seller incurred by the Seller in the ordinary course of business to the extent set forth in the balance sheet of the Seller for the l2-month period ended September 30, 1998, a copy of which is attached to Schedule 1.3(a) hereto, and accounts payable, accrued expenses, and accrued payroll and all payroll taxes and withholdings related thereto from the date of the last regular payroll period prior to the Closing Date, incurred by the Seller for goods and services provided to the Seller in the ordinary course of business since the date thereof, in each case exclusive of any such accounts payable or accrued expenses in respect of personal expenses of the Members. As of the closing date, the accounts payable and accrued expenses (exclusive of account payable and accrued expenses relating to GTE) will not be more than $15,000.00 greater than the accounts payable and accrued expenses (exclusive of accounts payable and accrued expenses relating to GTE) as of the September 30, 1998 Financial Statements (and accrued payroll shall not be included in the above calculations).

                           (b)      liabilities and obligations of the Seller in
respect of all lease payments beginning with those accruing as of the Closing Date and relating to periods thereafter under the leases set forth on Schedule 1.3(b) hereto;

                           (c)      obligations of the Seller for performance
after the Closing under the agreements set forth on Schedule 1.3(e) hereto.

                  1.4 EXCLUDED LIABILITIES. "Excluded Liabilities" shall mean, and Buyer shall not assume and shall have no liability for, any liabilities or obligations of the Seller, known or unknown, fixed or contingent, not specifically set forth in Section 1.3 above, including, without limitation, the following:

                           (a)      any liability in respect of the Seller's
accounts payable other than to the extent not specifically set forth in Section
1.3 above;

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                           (b)      any liability in respect of any indebtedness
of the Seller, whether or not secured by the Transferred Assets, other than to the extent specifically set forth in Section 1.3 above;

                           (c)      any liability of the Seller for any Federal,
state, local or foreign income, capital gains, franchise taxes, taxes on capital, sales and use tax, or employee withholding taxes (including, without limitation, any deferred income tax liability and any penalties and interest thereon);

                           (d)      any liability for expenses incurred by, or
for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

                           (e)      any liability for any investment banking,
brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

                           (f)      any liability of the Seller, if any, to
Buyer arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of its agreements or covenants contained herein or therein or to perform or satisfy any of the Excluded Liabilities;

                           (g)      any liability or obligation to employees
including, without limitation, liabilities and obligations in respect of compensation (other than accrued payroll including all payroll taxes and withholdings related thereto from the date of the last regular payroll period prior to the Closing Date), accrued vacation and other accrued employee benefits and severance (including, without limitation, severance obligations arising as a result of the transactions contemplated hereby) and any liability or obligation under any employee pension, benefit or other plan; and

                           (h)      any other liability arising from or relating
to the operation of the Business on or prior to the Closing Date to the extent not otherwise specifically set forth in Section 1.3 (a), (b) or (c) above.

The Seller shall remain fully liable for, and shall promptly pay when due, all such Excluded Liabilities.

                  1.5      PURCHASE PRICE.

                           (a)      As the purchase price for all of the
Transferred Assets (the "Purchase Price"), Buyer shall pay to the Seller an aggregate sum, subject to adjustment as provided in Section 1.7 below, of [******] in cash.

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                           (b)      The Purchase Price shall be payable in the
form of a federal funds wire transfer to an account of the Seller designated by it in writing prior to Closing and shall be due and payable as follows: (i) [******] at Closing and (ii) [******] to the account of Christopher K. Zentgraf, P.C., as escrow agent ("Escrow Agent") designated in the escrow agreement annexed hereto as Exhibit A (as the same may be amended from time to time, the "Escrow Agreement") to be held and disbursed by the Escrow Agent pursuant to the terms thereof.

                  1.6 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ronald Perry, Esq., York, Pennsylvania, at 10:00 A.M., November 6, 1998, or at such other place and/or on such other date and time as shall be agreed upon by Buyer and the Seller (the "Closing Date").

                  1.7      EBITDA ADJUSTMENT TO PURCHASE PRICE.

                           (a)      Buyer shall cause KPMG Peat Marwick LLP to
deliver to the Seller no later than December 30, 1998, (i) an audited balance sheet and related statements of income, retained earnings and cash flows for the Seller's 12-month period ended September 30, 1998 (the "Financial Statements"), all of which financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities Exchange Commission applicable to financial reporting of public companies, and (ii) a statement of the Adjustment Amounts, as defined in Section 1.7(c) below, (the "Statement of Adjustment Amounts"). (b) The Seller shall have forty-five (45) days from delivery of the Financial Statements and the Statement of Adjustment Amounts to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. In the event that the Seller shall fail to so deliver such written objections with respect to any of the Financial Statements and the Statement of Adjustment Amounts within such 45-day period, then any such Financial Statements and the Statement of Adjustment Amounts in respect of which no such objection is so delivered shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within fifteen (15) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants, mutually satisfactory to Buyer and the Seller (the "Independent Accountants"). In the event that Buyer and the Seller are unable to on the Independent Accountants within such 5-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and the Seller within three (3) business days thereafter. The Independent Accountants shall resolve all remaining objections to the Financial Statements and the Statement of Adjustment Amounts made by the Seller in accordance herewith within thirty
(30) days from its date of designation. The determination of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be paid out of Purchase Price, unless the determination of the Independent Accountants shall result in an increase in the amount of the Purchase Price of more than five

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(5%) percent over the amount of the Purchase Price as determined from the
Financial Statements and the Statement of Adjustment Amounts originally delivered to the Seller in which case such fees and expenses shall be paid by the Buyer.

                           (c)      The Purchase Price shall be adjusted in each
of the following instances, based on the Financial Statements, as finally determined in accordance herewith, by the amounts (the "Adjustment Amounts") determined as follows:

                                    (i)     in the event that the Seller shall
have outstanding on the Closing Date any non-real estate Capital Lease Obligations in excess of [******], the Purchase Price (subject to (iv), below) shall be reduced by an amount equal to such excess;

                                    (ii)    in the event that the sum of
[******] shall exceed 12-Month EBITDA (as defined below) by more than [******] (E.G., [**]), the Purchase Price shall (subject to (iv), below) be --- reduced by an amount equal to [****] for each $1.00 of such excess (rounded down to the nearest whole dollar); and

                                    (iii)   in the event that the sum of
[******] shall exceed (or be less than) Net Current Assets (as defined below), the Purchase Price shall (subject to iv, below) be reduced (or increased) by an amount equal to [****] for each $1.00 of such excess (or shortage) (rounded down to the nearest whole dollar), which shall be paid within 30 days of the Closing based on the Interim Financial Statements and shall be subject to final adjustment in accordance with this Section 1.7.

                                    (iv)    notwithstanding the foregoing
provisions set forth in (i), (ii) and (iii) above, in no event shall the Purchase Price be reduced by more than [******].

                           (d)      For purposes hereof, (i) "12-Month  EBITDA"
shall mean the earnings of the Seller for the 12-month period ended September 30, 1998, as set forth in the Financial Statements adjusted for non-recurring charges and adjustments set forth on Schedule 1.7(d), in each case determined in accordance with GAAP; and (ii) "Net Current Assets" shall mean the accounts receivable of the Seller as of the Closing Date, which are good and collectible and have been incurred in the ordinary course of business for services performed or products delivered and which are due and payable within 30 days from the date of invoice plus prepaid expenses, which, under GAAP, would be set forth on a balance sheet of the Seller as of the Closing Date, less the liabilities assumed by Buyer pursuant to Section 1.3(a) (above).

                  1.8 PURCHASE PRICE ALLOCATION. The parties acknowledge and agree that the Purchase Price shall be allocated among the Transferred Assets as they shall mutually agree (the "Allocation Agreement") in accordance with
Schedule 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall not take any position for purposes of Federal, state or local income taxes respecting the allocation of the Purchase Price which is inconsistent with the allocation set forth in such Allocation Agreement.

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                  2.       REPRESENTATIONS AND WARRANTIES.
                           ------------------------------

                  2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller and the Members hereby, jointly and severally, represent and warrant to, and covenant and agree with, Buyer as follows:

                           (a)      ORGANIZATION, GOOD STANDING AND POWER. The
Seller is a limited liability company duly organized on the date set forth in the Seller's Certificate of Formation, validity existing and in good standing and authorized to exercise its powers, rights and privileges under the laws of the State of Pennsylvania with full power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Schedule 2.1(a) hereto sets forth all states and other jurisdictions in which the Seller is duly qualified and in good standing to do business as a foreign company. To the best knowledge of the Seller and the Members, there are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of its business makes such qualification necessary, except where failure to so qualify would not have a material adverse effect on the financial condition, business or operations of the Seller. Neither the Seller nor any Member has received any notice that the Seller is required to qualify to do business in any jurisdiction not set forth on Schedule 2.1(a) hereto. Copies of the Seller's Certificate of Formation and all amendments thereto, are attached to Schedule 2.1(a) and are complete and correct.

                           (b)      AUTHORITY. The execution and delivery by the
Seller and the Members of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "Executed Agreements"), the performance by the Seller and any or all of the Members (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary action on the part of the Seller and by the Members, and the Seller has all necessary power and authority with respect thereto. The Executed Agreements are, or when executed and delivered by the Seller shall be, the valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by the Seller and any or all of the Members (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by the Seller and any or all of the Members (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Formation or Operating Agreement of the Seller, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to the Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement (except to the extent that Buyer's waivers of Section 4.1(g) may result in such) or other instrument or obligation to which the Seller or any Member is

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a party or by which it or any of their properties or assets may be bound, (iii)
violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or any of the Members or any of their respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Seller, or (v) interfere with or otherwise materially and adversely affect the ability of the Seller to carry on its business as now conducted.

                           (c)      INTERESTS IN OTHER ENTITIES. Except as set
forth in Schedule 2.1(c) hereto, the Seller does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

                           (d)      GOVERNMENTAL AUTHORIZATIONS; THIRD PARTY
CONSENTS. Except as set forth in Schedule 2.1(d) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by the Seller or any Member in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby.

                           (e)      FINANCIAL STATEMENTS. The Seller has
delivered to Buyer true and complete copies of its unaudited balance sheet as of December 31, 1997, and the related statements of income, retained earnings and cash flows for the period then ending (the "1997 Financial Statements") and true and complete copies of its unaudited balance sheet for the nine month period ended September 30, 1998 (the "Interim Balance Sheet"), and the related statements of income, retained earnings and cash flows for the period then ending (collectively, with the Interim Balance Sheet, the "Interim Financial Statements"). All of such financial statements, including any notes thereto, were prepared on a consistent basis throughout the periods involved and such fairly present the financial position of the Seller at the dates thereof and the results of its operations for the periods as indicated. The books and records of the Seller are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Seller as set forth in the financial statements referred to herein.

                           (f)      ABSENCE OF UNDISCLOSED LIABILITIES. The
Seller is not aware of any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the company balance sheet of the Seller, reflected on the Interim Balance Sheet in accordance with GAAP, incurred, consistent with past practice, in the ordinary course of business since the date of the Interim Balance Sheet and which are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in Schedule 2.1(f) hereto.

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                           (g)      ABSENCE OF CERTAIN CHANGES. Except as and to
the extent set forth in Schedule 2.1(g), 2.1(f) and/or the Interim Financial Statements, since December 31, 1997, the Seller has not:

                                    (i)     suffered any material adverse change
in its working capital, financial condition, assets, liabilities;

                                    (ii)    incurred any material liabilities or
obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $10,000.00 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

                                    (iii)   permitted or allowed any of its
property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind,

                                    (iv)    written off as uncollectible any
notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

                                    (v)     canceled any debts or waived or
suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                                    (vi)    disposed of or suffered to lapse any
rights to use any Toll Free Telephone Number listed on Schedule 2.1(p) hereof, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person any trade secret, formula, process or know-how;

                                    (vii)   granted any general increase in the
compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, as set forth in Schedule 2.1(g) and, unless otherwise set forth in Schedule 2.1(g), no such increase is customary on a periodic basis or is required by agreement or understanding;

                                    (viii)  made any single capital expenditure
or commitment in excess of $10,000 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis), for additions to property, plant, equipment or intangible assets;

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

                                    (ix)    made any change in any method of
accounting or accounting practice;

                                    (x)     paid, loaned or advanced any amount
to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its managers, debtholders, Members or employees or any "affiliate" or "associate" of any of its managers, noteholders, Members or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein "Associate" and "Affiliate"), except for compensation to officers and employees at rates not materially exceeding the rates of compensation paid during the year ended December 31, 1997; or

                                    (xi)    agreed, whether in writing or
otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 2.1(g), 2.1(f) or the Interim Financial Statements.

                           (h)      TAX  MATTERS. Except as set forth in
Schedule 2.1(h) hereto, the Seller has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it ("Returns"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes"), together with interest, penalties, assessments and deficiencies owed by it with respect to all periods covered by such Returns, and all such Returns were correct and complete in all respects. The Seller is not currently the beneficiary of any extension of time within which to file any Returns. The Seller has previously provided Buyer with true and complete copies of all such Returns filed since the inception of Seller. The provisions for income and other Taxes (if any) reflected on the Interim Balance Sheet are adequate for all accrued and unpaid taxes of the Seller as of the date of the Interim Balance Sheet, whether (i) incurred in respect of or measured by income of the Seller for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provisions for Taxes reflected on the books of account of the Seller is adequate for all Taxes of the Seller which accrued since the date of the Interim Balance Sheet. There are no filed or other known tax liens upon any property or assets of the Seller. The Seller has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and they are not a party to any pending or, to the Seller's or any Member's best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. To the best knowledge of the Seller and the Members, no issue has arisen in any examination of the Seller by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. Seller has not received any unresolved written claim by a governmental authority in any jurisdiction where the Seller does not file Returns that the Seller is or may be subject to taxation by such jurisdiction. There has been no examination or audit with respect to Taxes with respect to any year. The Seller has withheld and paid all Taxes required to

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have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Member or other third party.

                           (i)      LITIGATION. Except as set forth in Schedule
2.1(i) hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of the Seller and the Members, threatened against or affecting, or which may affect, the Seller or any of its properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of the Seller and the Members, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Seller which are not satisfied.

                           (j)      COMPLIANCE WITH APPLICABLE LAW. Subject to
Section 2.1(k) below, the Seller is, and at all times since its formation has, in all material respects, been in compliance with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "Laws"), promulgated by any governmental or regulatory authority applicable to the Seller or to the conduct of the business or operations of the Seller or to the use of its properties and assets, including, without limitation, all environmental Laws and all Laws relating to the Toll Free Telephone Numbers. The Seller has not received, and the Seller and the Members do not know of the issuance or threatened issuance of, any notices of violation or alleged violation of any laws by the Seller.

                           (k)      ENVIRONMENTAL MATTERS. Except as set forth
on Schedule 2.1(k) hereto:

                           (i)      neither the Seller nor its operations or, to
the best of Seller's knowledge, the real property leased by the Seller as set forth in Schedule 2.1(m) hereto (the "Facility") are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (A) any Environmental Laws (as defined in below), (B) any Environmental Claim (as defined below), or (C) any Hazardous Materials Activity (as defined below) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets;

                           (ii)     the Seller has not received any letter or
request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

                           (iii)    to the best of Seller's knowledge, there are
no and there have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Seller or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets;

                           (iv)     neither the Seller nor, to the Seller's
knowledge, any business entity which was a predecessor of the Seller and to which the Seller is a successor business entity, has filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at the Facility, and none of the Seller's operations involves the generation, transportation, storage, or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

                           (v)      Notwithstanding  anything in this Section
2.1(k) to the contrary, to the best of Seller's knowledge, no event or condition has occurred or is occurring with respect to the Seller relating to any Environmental Law, any Release (as defined in subsection (vii) below) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1(k), which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets.

                           (vi)     The following terms used in this Section
2.1(k) shall have the following meanings:

                                    (A)     "Environmental Laws" shall mean any

and all current statutes, ordinances, orders, rules regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity (as defined below), (2) the generation, use, storage, transportation or disposal of Hazardous Materials (as defined below), or (3) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Seller or the Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), the Oil Pollution Act (33 U.S.C.
Section 2701 ET SEQ.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as have been amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations which have been promulgated pursuant to the foregoing.

                                    (B)     "Environmental Claim" shall mean any
investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Laws, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (3) in connection with any actual or alleged damage, injury, threat or harm to heath, safety, natural resources or the environment.

                                    (C)     "Hazardous Materials" shall mean (1)
any chemical, material or substance, now or at any time prior to the date hereof, defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws), (2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives,
(5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment which contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facility or to the indoor or outdoor environment.

                                    (D)     "Hazardous Materials Activity" shall
mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release (as defined below), threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                                    (E)     "Release" shall mean any release,
spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

                           (l)      PERMITS. A list of all material permits,
approvals, licenses, certificates, franchises, authorizations, consents and orders ("Permits") held by Seller and necessary to the operation of the business of the Seller in the manner in which it is presently conducted is set forth on
Schedule 2.1(l) hereto. All such Permits are valid and remain in full force and effect. The Seller has not engaged in any activity which would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or to the best of Seller's actual knowledge threatened. To the best of Seller's actual knowledge no additional Permits will be required to permit the Seller to continue its business substantially in the manner it is presently conducted alter the consummation of the transactions contemplated hereby.

                           (m)      TITLE TO PROPERTIES. The Transferred Assets
constitute all assets which have been used in the Business since December 31, 1997, except for the Excluded Assets and assets transferred or disposed of in the ordinary course of business not to exceed $10,000. The Seller does not own any real property. Except as set forth in Schedule 2.1(m) hereto, the Seller has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Interim Balance Sheet or thereafter acquired or which they purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice subsequent to the date of the Interim Balance Sheet which in the aggregate did not have a book value in excess of $10,000), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever. Schedule 2.1(m) also contains an accurate list and a brief description of all leases (whether by or to the Seller) and contracts and commitments for the purchase or sale or lease (whether as lessor or lessee), of the Seller with respect to real property and leases (whether by or to the Seller) and title retention or conditional sales agreements and other security devices of the Seller with respect to items of personal property having a book value in excess of $10,000. All agreements listed in Schedule 2.1(m) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws; there are no existing defaults by the Seller thereunder, no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a default by the Seller thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of the Seller under such leases, except to the extent Buyer waives such consents. Notwithstanding efforts by Buyer to obtain consents of equipment lessors Balboa and Keystone, Buyer has been unable to obtain such consents (and the release of seller from liability under such leases). Buyer hereby consents to the consummation of the transactions contemplated by this Agreement without requiring the consents of such lessors. Additionally, Buyer agrees to assume all future liabilities under such equipment leases. Buyer further agrees to, within thirty (30) days of Closing, make a good faith effort to obtain such consents with respect to the assumed Balboa and Keystone leases. In the event Buyer is unable to do so, Buyer shall, within thirty-five (35) days of the Closing pay off all such leases to obtain the release of Seller from all liability under such leases. Buyer shall within ten days thereafter provide Seller with written evidence of such release. Buyer shall indemnify, save and hold harmless Seller of, from and against any and all future liabilities of any and every nature whatsoever arising out of the assignment to Buyer of the assumed Balboa and Keystone leases and any and all claims, judgments, suits and demands of any nature whatsoever arising out of the assignment to Buyer of such leases, together with attorneys' fees and all other costs incurred by Seller in any manner relating thereto. The indemnity obligations of Buyer hereunder shall also inure to the benefit of the Members of Seller. All of the tangible property (whether owned or leased) included in the Transferred Assets are located at the real property leased by the Seller as set forth in Schedule 2.1(m) hereto.

                           (n)      ACCOUNTS RECEIVABLE; FIXED ASSETS.

                                    (i)     The accounts receivable reflected on
the Interim Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof and are not subject to any offsets. The accounts receivable of the Seller which were thereafter added arose in ordinary course for services performed or good delivered at the aggregate amounts recorded on the books of account and are not subject to any offsets. Set forth on Schedule 2.1(n) is a true and complete list of the Seller's accounts receivable as of September 30, 1998, and aging with respect thereto.

                                    (ii)    Schedule 2.1(n) hereto contains a
complete and accurate list of all machinery, equipment and other fixed assets of the Seller (the "Equipment"). Each such item of equipment is in good operating condition, normal wear and tar excepted, and is fit for Seller's original intended use. Each such item has been maintained as needed to be utilized in the Business in the manner determined appropriate by Seller.

                           (o)      INTELLECTUAL PROPERTY. Schedule 2.1(o)
hereto lists all licenses, patents, copyrights, or trademarks owned or used by the Seller in the conduct of its business and all applications therefor (the "Intellectual Property"). No manager, Member or employee of the Seller nor any of its Affiliates or Associates has any ownership or other interest in any of the Intellectual Property. To the best knowledge of the Seller, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 2.1(o), the validity of the Intellectual Property and the title thereto of the Seller has not been questioned in any litigation or governmental inquiry or proceeding to which the Seller, is a party, and, to the best knowledge of the Seller and the Members, no such litigation, governmental inquiry or proceeding is threatened. To the best of Seller's actual knowledge, the conduct of the business of the Seller as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property. Seller represents and warrants that it has not received any notices from any party regarding infringement claims with respect to the name "Quick Response".

                           (p)      TOLL FREE TELEPHONE NUMBERS. Schedule 2.1(p)
hereto sets forth a complete list of all Toll Free Telephone Numbers owned or used by the Seller in the conduct of its business. No manager, Member or employee of the Seller nor any of their Affiliates or Associates has any ownership or other interest in the Toll Free Telephone Numbers. The Seller has not warehoused, brokered or hoarded (as those terms are defined in the Second Report and Order and Further Notice of Proposed Rulemaking in FCC Docket No. 95-155, Released April 11, 1997, by the Federal Communications Commission ("FCC")) any of the Toll Free Telephone Numbers in violation of any applicable FCC rules or regulations.

                           (q)      INSURANCE. Schedule 2.1(q) hereto contains a
complete and correct list of all policies of insurance in which the Seller or its managers or Members (in such capacity) are an insured party, beneficiary or loss payable payee. Complete and accurate copies of all such policies have been previously provided to the Buyer. Such policies are in full force and effect.

                           (r)      EMPLOYEE ARRANGEMENTS; ERISA. Except as set
forth in Schedule 2.1(r) the Seller has no union, collective bargaining, employment, management, severance or consulting agreement to which the Seller is a party or are otherwise bound, and no deferred compensation agreements, pension and retirement plans, profit-sharing plans, equity interest and option plans.
Schedule 2.1(r) hereto contains a true and complete list of all compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Seller or under which the Seller has any material obligations (other than obligations to make current wage or salary payments) in respect of, or which otherwise cover, any of the current or former managers, employees or consultants of the Seller, or their beneficiaries (each an "Employee Benefit Plan" and collectively the "Employee Benefit Plans"). No Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). All contributions to and payments from the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans have been made or are properly accrued and reflected on the Balance Sheets or the books and records of the Seller. Schedule 2.1(t) hereto also lists the names and compensation of all persons employed by the Seller. The Seller has no Employee Benefit Plans which are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

                           (s)      CERTAIN BUSINESS MATTERS. Except as set
forth in Schedule 2.1(s) hereto (i) the Seller is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale, distribution or servicing of the Toll Free Telephone Numbers or services related thereto, (ii) the Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Seller's and the Members' best knowledge there are not threatened, any labor negotiations involving or affecting the Seller and, to the Seller's and the Members' best knowledge, no organizing activities involving union representation exist in respect of any of their employees, (iv) the Seller neither gives nor is bound by any express warranties relating to its services and, to the best knowledge of the Seller and the Members, there has been no assertion of any breach of warranties which could have a material adverse effect on the business or condition (financial or otherwise) of the Seller and, to the best knowledge of the Seller and the Members, there are no material problems or potential material problems with respect to any product sold or services provided by the Seller, (v) the Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person or entity,
(vi) the Seller is not a party to or bound by any agreement which, based on current economic circumstances will result in a loss when performed and which cannot be terminated upon 30 days notice or less, and (vii) the Seller is not a party to or bound by any agreement or involved in any transaction in which any manager, debtholder or Member, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

                           (t)      CONTRACTS. Schedule 2.1(t) hereto contains a
complete and correct list and brief description of any and all material contracts, commitments, obligations and undertakings, written or oral, to which the Seller is a party or otherwise bound. True and complete copies of all contracts, commitments, obligations and undertakings set forth in Schedule 2.1(t) hereto have been furnished to Buyer, and except as expressly stated in
Schedule 2.1(t), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is, to the best knowledge of the Seller and the Members, in default thereunder, and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and the Seller is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of the Seller which, with the giving of notice or the lapse of time or both would give rise to a default by the Seller thereunder, and to the Seller's and the Members' best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. To the best of the Seller's and the Members' knowledge there is no reason why any of the contracts listed on Schedule 2.1(t), could not be continued between Buyer and the Seller's contractual partners on the same terms and conditions as currently apply. Neither the Seller nor any Member has any reason to believe that any of the Seller's contractual partners will terminate its relationship with the Seller as a result of the acquisition of the Seller's assets by Buyer. Notwithstanding the foregoing, neither Seller nor any Member makes any representation nor warranty regarding the retention of Seller's customers or future levels of business.

                           (u)      BROKERS. No agent, broker, person or firm
acting on behalf of the Seller or the Members or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from the Seller or any of the Members.

                           (v)      DISCLOSURE. No representation or warranty
made by the Seller or the Members herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

                           (w)      AFFILIATED TRANSACTIONS. Except as set forth
in Schedule 2.1(w) hereto, no Member is a party to any agreement, transaction or arrangement (oral or written) with or involving the Seller or any Associate or Affiliate of the Seller or any of its Members, or has any claim, monetary or otherwise, of any sort against the Seller.

                           (x)      CLAIMS AGAINST THE SELLER. Except as set
forth in Schedule 2.1(x) hereto, the Seller has no debts, obligations or liabilities owing to the Members and, to the best knowledge of the Seller, nothing exists that could give rise to a claim by the Members of any such debts, obligation or liability of the Seller to the Members.

                           (y)      DISCLOSURE SCHEDULES. All schedules to this
Agreement are integral parts of this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made in connection with the existence of the document or other item itself. The Seller and the Members are responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall not be deemed to have been disclosed with respect to any other schedule unless an explicit cross-reference appears.

                           (z)      PRINCIPAL PLACE OF BUSINESS; RESIDENCE. The
Seller's principal place of business is located at 1720 S. Queen Street, York, PA 17403.

                  2.2 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS. Each of the Members severally represents and warrants to, and covenants and agrees with Buyer, with respect to such Member as follows:

                           (a)      CAPACITY; VALIDITY. Such Member has the
legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Member and constitutes a valid and binding obligation of such Member enforceable against him in accordance with its terms.

                           (b)      RIGHTS TO TOLL FREE TELEPHONE NUMBERS. Such
Member does not own or possess any rights in or to the Toll Free Telephone Numbers listed on Schedule 2.1(p) hereto.

                  2.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and covenants and agrees with, the Seller as follows:

                           (a)      ORGANIZATION, STANDING AND POWER. Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

                           (b)      AUTHORITY. The execution and delivery by
Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Buyer, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of Buyer to carry on its business as now conducted.

                           (c)      BROKERS. No agent, broker, person or firm
acting on behalf of Buyer or under its authority is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

                  3. PRE-CLOSING COVENANTS. The Members and the Seller jointly and severally covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date:

                  3.1 INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of the Seller and such audit of the financial condition of the Seller as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Seller's or the Members' representations, warranties and agreements hereunder. The Seller and the Members shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of the Seller and Buyer shall have the right to make copies thereof and excerpts therefrom. The Seller and the Members shall furnish Buyer with such financial and operating data and other information with respect to the Seller as Buyer may from time to time reasonably request. In the event that Closing does not occur, all materials of any and every nature provided by Seller to Buyer should be returned to the Seller.

                  3.2 CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, the Seller shall, and each Member shall cause the Seller to, carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment, (i) declare any dividends, nor make any distributions or payments to the Members other than employment compensation consulting fees, legal fees and other payments consistent with prior practices to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (ii) redeem any shares of the Seller's capital stock or issue any capital stock or enter into any agreement which grants a right to acquire the Seller's capital stock to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (iii) increase the compensation of any employee of the Seller, other than ordinary increases or enter into any severance agreement or employment agreement with any employee of the Seller;
(iv) loan or advance any amounts to any manager, Member or employee of the Seller or enter into any agreement with any of the foregoing or any person related to any of the foregoing, to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (v) acquire or dispose of any assets, other than acquisitions or dispositions in the ordinary course of business not material in amount or to the Business, and encumber or commit to (vi) encumber any of its assets to the extent that any such action could cause any condition set forth in Section 4.1 hereof not to be satisfied on or prior to Closing, (vii) take any action, or suffer any action to be taken, which could cause any of the representations or warranties of any Members or the Seller contained herein not to be true and correct on and as of the Closing Date, or (viii) enter into any agreement to take any of the foregoing actions.

                  3.3 OTHER TRANSACTIONS. The Seller and the Members shall not, and shall cause the Seller's managers, Members, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the business or assets of the Seller or any of its securities. Should the Seller or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, it will provide Buyer with immediate written notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

                  3.4 CONSENTS. The Members shall cause the Seller to, and the Seller shall, use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby (collectively, "Consents"). All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Seller's receipt thereof but no later than immediately prior to Closing.

                  3.5 SUPPLEMENTAL DISCLOSURE. The Members and the Seller agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation through Closing to promptly supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto.

                  3.6 PUBLIC ANNOUNCEMENTS. The Seller, Members and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer under applicable securities laws.

                  4.       CONDITIONS TO CLOSING.

                  4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to Closing:

                           (a)      DUE DILIGENCE. Buyer shall have completed,
to its satisfaction, its business, legal, tax and accounting due diligence.

                           (b)      AGREEMENTS AND CONDITIONS. On or before the
Closing Date, the Members and the Seller shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                           (c)      REPRESENTATIONS AND WARRANTIES. The
representations and warranties of the Members and the Seller contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                           (d)      LOSS, DAMAGE OR DESTRUCTION. Between the
date hereof and the Closing Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of the Seller in excess of $15,000 in the aggregate, whether or not covered by insurance, nor shall the assets, properties, business or prospects of the Seller have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

                           (e)      NO LEGAL PROCEEDINGS. No court or
governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Seller.

                           (f)      CERTIFICATE. Buyer shall have received a
certificate dated the Closing Date and executed by an authorized officer of the Seller to the effect that the conditions expressed in Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(e) have been fulfilled.

                           (g)      CONSENTS. Buyer shall have received all
Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

                           (h)      EMPLOYMENT AGREEMENT. Buyer shall have
entered into an Employment Agreement with April Reeser, in form and substance satisfactory to Buyer.

                           (i)      CONSULTING AGREEMENT. Buyer shall have
entered into a Consulting Agreement with Wharton Capital Partners, Inc. for 5 months at the rate of $6,000 per month with the entire amount payable on the Closing Date, in form and substance satisfactory to Seller in its sole discretion.

                           (j)      SIGNING BONUS. Buyer shall have paid a
$20,000 signing bonus to April Reeser and a $10,000 signing bonus to Michael Lombardo on the Closing Date.

                           (k)      NAME CHANGE. Buyer shall have received a
duly authorized and executed document which amends the certificate of formation of the Seller to change the Seller's name to a name other than Quick Response, or any derivative thereof or any similar name, and is otherwise in form for filing with the Secretary of State of the State of Pennsylvania.

                           (l)      CERTIFICATES OF STATUS. Buyer shall have
received certificates from the Secretary of State of the State of Pennsylvania, providing that the Seller is in good standing in such jurisdiction.

                           (m)      OPINION OF COUNSEL. The Members shall have
furnished Buyer with a favorable opinion of Christopher K. Zentgraf, Esq., counsel for the Seller and the Members, dated as of the Closing Date, and in form and substance attached hereto as Exhibit B.

                           (n)      BILLS OF SALE. Buyer shall have received
such bills of sale, deeds of transfer, assignments and other documents in form and substance satisfactory to Buyer conveying the Transferred Assets to Buyer.

                           (o)      APPROVAL OF BUYER'S LENDER. Buyer shall have
received the approval of its lender, CIBC, to effectuate this Agreement and to consummate the transactions contemplated hereby.

                  4.2 CONDITIONS OF THE SELLER'S OBLIGATIONS TO CLOSE. The obligations of the Seller to close under this Agreement are subject to the following conditions any of which may be waived by the Seller in writing at or prior to Closing:

                           (a)      AGREEMENTS AND CONDITIONS. On or before the
Closing Date, Buyer shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                           (b)      REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                           (c)      CLOSING CERTIFICATE. The Seller shall have
received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions contained in Section 4.2(a) and (b) have been fulfilled.

                           (d)      OTHER AGREEMENTS. Buyer shall have executed
the agreements referred to in Sections 4.1(h) and (i), and Buyer shall have paid the amounts referred to in Sections 4.1(i) and (j).

                           (e)      NO LEGAL PROCEEDINGS. No court or
governmental action or proceeding shall have been instituted or threatened by any party (other than the Seller or any Member) to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings brought by any party (other than the Seller or any Member) pending or threatened against or affecting the Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Seller.

                  5. FURTHER ASSURANCES. From time to time alter the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to Transfer to Buyer, to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be Transferred hereunder, provide reasonable assistance in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Seller with respect thereto.

                  6. TRANSFER TAXES. The Seller shall pay all income, gains, sales and excise taxes, if any, incurred in connection with the transactions contemplated by this Agreement. With respect to any item that is exempt from sales or use tax on any basis, Buyer shall deliver to the Seller such certificates for such exemption as the Seller may reasonably request. Except as hereinabove provided, the party hereto which is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the Transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets.

                  7.       INDEMNIFICATION.

                  7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Seller and Members in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of six (6) months and shall then terminate; PROVIDED, HOWEVER, that any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination.

                  7.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this
Section 7, each party which, pursuant to this Section 7, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

                  7.3 INDEMNITY OF THE SELLER AND THE MEMBERS. Specifically subject to the terms, conditions and provisions of Section 7.5 herein, the Seller and the Members hereby jointly and severally agree to indemnify, hold harmless and reimburse Buyer and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any material breach or alleged material breach of any representation or warranty of the Seller and the Members contained in this Agreement, (b) any material breach of any covenant or agreement of the Seller or the Members contained in the Agreement and (c) any failure by the Seller to satisfy the Excluded Liabilities, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged material breach set forth in Section 7.3(a) and 7.3(b) above, whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. The Members and the Seller further agree that they shall not, without the prior written consent of Buyer settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.3 from all liability arising out of such claim, action, suit or proceeding.

                  7.4 INDEMNITY OF BUYER. Buyer hereby agrees to indemnify, hold harmless and reimburse the Members and the Seller and the Seller's managers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any material breach or alleged breach of any representation or warranty of Buyer contained in this Agreement and (b) any breach of any covenant or agreement of Buyer contained in the Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Buyer further agrees that it shall not, without the prior written consent of the Seller, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of the Members and the Seller under this
Section 7.4 from all liability arising out of such claim, action, suit or proceeding.

                  7.5      LIMITATIONS UPON INDEMNITY AND OTHER OBLIGATIONS
                            OF SELLER AND THE MEMBERS TO BUYER.

                           (a)      Buyer agrees that in the event Buyer has any
claims (other than for actual fraud or arising out of Section 8 below) against Seller and/or the Members (or any of them) of any nature whatsoever in any manner arising out of or in any manner relating to this Agreement, including, but specifically not limited to, the transactions contemplated thereby, the covenants, representations and/or warranties of the Seller and/or the Members herein, Buyer's only recourse shall be to proceed against the [******] escrow referred to in Section 1.5(b) above (which, regardless of the amount then in escrow in such account, shall be referred to as the "[******] Escrow Fund"). Notwithstanding anything contained in this Agreement to the contrary (including, but specifically not limited to, the provisions of this entire paragraph 7) Seller and the Members shall have no liability to Buyer of any nature (other than for actual fraud or arising out of Section 8 below) whatsoever (including, but specifically not limited to, liability under the indemnity provisions of paragraph 7) and Buyer's only recourse (in the event Buyer believes it otherwise has a claim against Seller and/or the Members (or any of them) shall be to proceed against the [******] Escrow Fund in accordance with the provisions of this paragraph 7.5.

                           (b)      Buyer shall not be entitled to pursue a
claim against the [******] Escrow Fund until such time as all such valid claims for indemnification by Buyer against Seller and/or the Members shall exceed [******] and then Buyer may proceed against the [******] Escrow Fund to the extent and only in an amount by which the total of such claims for indemnification exceeds [******]. The parties specifically agree that Buyer shall have no right to assert claims for indemnification (or otherwise make claims except for actual fraud and claims arising out of Section 8 below) for the first [********] of valid indemnity obligations and/or other valid claims (which first [******] is hereinafter referred to as the [******] Indemnity and Claim Deductible").

                           (c)      In the event Buyer institutes any litigation
or any other proceedings against Seller and/or the Members, the captions of any such proceedings shall clearly indicate that Seller and/or the Members have been added to the captions solely as a result of their interest in the [******] Escrow Fund and that no judgments or other claims are being sought against the Seller and/or the Members.

                           (d)      The above provisions shall in no manner
affect the calculations, determinations and payments set forth in paragraph 1.7(c), above.

                           (e)      The above  provisions  are not in any manner
intended to expand the covenants, representations and/or warranties of Seller and/or the Members and the above provisions are not intended to expand the rights of Buyer otherwise provided for herein.

                           (f)      Buyer acknowledges that the above provisions
and their inclusion in this Agreement are a material inducement for the execution of this Agreement by Seller and the Members and that Seller and the Members would not have executed this Agreement without all of the above provisions being set forth in this Agreement.

                           (g)      With regard to breaches of the
non-competition and/or confidentiality provisions of Section 8 below, no Member shall have any individual liability of any nature whatsoever with respect to breaches by any other Member or Members of Section 8 below, except to the extent that such Member or Members have also violated Section 8.

                  8.       NON-COMPETITION; CONFIDENTIALITY.

                  8.1 NON-COMPETITION. Following the Closing Date and for a period of five (5) years thereafter (the "Non-Competition Period"), the Seller and the Members shall not, directly or indirectly, (a) engage in any business or activity that competes with the Business anywhere in the contiguous United States; (b) enter the employ of any person or entity engaged in any business or activity that competes with the Business or render any consulting or other services to any person or entity for use in or with the effect of competing with the Business; or (c) have an interest in any business or activity that competes with the Business, in any capacity, including, without limitation, as an investor, partner, shareholder, officer, director, principal, agent, employee, or creditor; PROVIDED, HOWEVER, that nothing herein shall prevent the purchase or ownership by any Member of less than 3% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended.

                  8.2 NO COMPETING INTERESTS. Each Member hereby represents and warrants to Buyer that he has no ownership or other interest in any business or activity that competes, directly or indirectly, with the Business.

                  8.3 NON-DISRUPTION. During the Non-Competition Period, the Seller and the Members shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Seller or any of its Affiliates, on the one hand, and any of its customers, suppliers or employees, on the other hand.

                  8.4 CONFIDENTIALITY. The Seller and the Members shall not use for their own behalf or divulge to any other person or entity any confidential information or trade secrets of or relating to Buyer in any manner whatsoever (except as authorized and required in connection with the Members' relationship with Buyer or any of its affiliates during the term of such relationship or except as may be required under legal process by subpoena or other court order; provided, however, that the Member shall give Buyer prompt prior written notice thereof in order to contest such requirement or order). As used herein, confidential information shall consist of all information, knowledge or data relating to Buyer or any of its affiliates (including, without limitation, all information relating to inventions, procedures and operations, processes and methods, financial information, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

                  8.5 REMEDIES UPON BREACH. The Seller and the Members acknowledge and agree that (a) Buyer shall be irreparably injured in the event of a breach of any of their obligations under this Section 8; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach and (d) the existence of any claims which Seller or the Members may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

                  9.       MISCELLANEOUS PROVISIONS.

                  9.1 CONFIDENTIALITY. The Seller, the Members and Buyer agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any materials or information obtained in Buyer's due diligence investigation of the Seller not a part of the Purchased Assets, or any of the terms of this Agreement, except as may be required by the disclosure obligations of Buyer under applicable securities laws or as may be required to be disclosed to the attorneys and/or accountants of the parties hereto in connection with the transactions contemplated hereby.

                  9.2 NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto and the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

                  9.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  9.4 NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, if to Buyer, to Protocol Acquisition Sub 3, Inc., c/o Protocol Communications, Inc. 2197 Ringling Blvd., Sarasota, Florida 34237, Attention: Stephen McLean; copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, NY 10016, Attention: John D. Vaughan, Esq., facsimile number: (212) 213-1199; (b) if to the Seller to Wharton Capital Partners, 125 North Enola Drive, Suite 105, Enola, PA 17025; (c) if to the members, as follows:

         John I. Zentgraf                   Elmer A. Barry
         4233 Nantucket Drive               P.O. Box 143
         Mechanicsburg, PA 17055            New Providence, PA 17560

         Robert J. Lieblein                 April Reeser
         100 Kings Mill Court               115 S. Franklin Street, Red Lion
         Harrisburg, PA 17110               York, PA 17356

         Christopher R. Zentgraf            Dorsey Michael Lombardo
         2O3 Elm Drive                      115 N. Hartman Street
         Lansdale, PA 19446                 York, PA 17403

         Jordan Kreiner
         2379 Carlisle Road
         York, PA 17404

or to such other address(es) as shall be specified by like notice to the other parties.

                  9.5 AMENDMENTS. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

                  9.6 ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

                  9.7 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Pennsylvania. The parties hereby consent to the jurisdiction of Federal and New York State courts located in the County of New York and the Federal and Pennsylvania State Courts located in the County of York, and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

                  9.8 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

                           (a)      By mutual written agreement of Buyer and the
Seller;

                           (b)      By either Buyer or the Seller, if the
Closing has not occurred by November 6, 1998, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

                           (c)      Subject to the provisions of Section 9.9
hereof, by Buyer, by written notice to the Seller, if there has been a material violation or breach of any of the Members' or the Seller's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Members or the Seller made herein or in connection herewith proves to be materially inaccurate or misleading; or

                           (d)      Subject to the provisions of Section 9.9
hereof, by the Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

                  9.9 EFFECTS OF TERMINATION. If this Agreement is terminated as provided in Section 9.8 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective managers, Members, officers, directors or employees, as the case may be), except based on the agreements contained in Sections 7.3 and 7.4 hereof (as limited by Section 7.5 below); PROVIDED, HOWEVER, that if Buyer terminates this Agreement pursuant to Section 9.8(c) hereof, or the Seller terminates this Agreement pursuant to Section 9.8(d) hereof, the non-terminating party shall remain liable for any breach hereof.

                  9.10 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                  9.11 FEES AND DISBURSEMENTS. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution and delivery of this Agreement. The fees and expenses and disbursements of the counsel to the Seller and the Members shall be paid by the Seller and the Members shall be responsible for their individual costs, expenses and attorneys' fees. In connection with any action or proceeding arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys fees, costs, and disbursements including all filing fees and other costs of litigation), expert witness fees and paralegal fees, permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                9.14 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                          [NEXT PAGE IS SIGNATURE PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.

                                    QUICK RESPONSE, INC,


                                    By:      /S/ Raymond P. Wilson
                                        ----------------------------------------
                                        Name:  Raymond P.  Wilson
                                        Title: Vice President-Finance


                                    QUICK RESPONSE LLC

                                    By:      /S/ John J. Zentgraf, President
                                        ----------------------------------------
                                        Name:  John J. Zentgraf
                                        Title: President


                                    MEMBERS
                                    (Specifically subject to
                                    the terms, conditions and
                                    provisions set forth
                                    herein, including, but
                                    specifically not limited
                                    to, those set forth in
                                    Section 7.5 above)

                                             /S/ Christopher R. Zengtraf
                                        ----------------------------------------
                                             Christopher R. Zentgraf


                                             /S/ John J. Zentgraf
                                        ----------------------------------------
                                             John J. Zentgraf


                                             /S/ Robert J. Lieblein
                                        ----------------------------------------
                                             Robert J. Lieblein


                                             /S/ Jordan J. Kreiner
                                        ----------------------------------------
                                             Jordan J. Kreiner


                                             /S/ April S. Reeser
                                        ----------------------------------------
                                             April S. Reeser

                                             /S/ Elmer A. Barry
                                        ----------------------------------------
                                             Elmer A. Barry


                                             /S/ Dorsey M. Lombardo
                                        ----------------------------------------
                                             Dorsey M. Lombardo